UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 26, 2012 (July 24, 2012)
GAMESTOP CORP.
(Exact name of registrant as specified in its charter)
Delaware	1-32637	20-2733559
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
625 Westport Parkway, Grapevine, Texas		76051
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(817) 424-2000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 24, 2012, based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors (the “Board”) of GameStop Corp. (the “Company”) elected Thomas Kelly, age 64, a Class 3 Director of the Company.  Mr. Kelly brings with him extensive board experience as well as more than 25 years of leadership in the communications and wireless industries.  His term will expire at the Company’s annual meeting of stockholders in 2014.

From 1996 to 2006, Mr. Kelly held several positions at Nextel Communications, including chief operating officer, chief marketing officer and chief strategy officer.  He also served as the executive vice president of transition integration for Sprint Nextel Corp.  Since 2006, Mr. Kelly has served as a director on the boards of RadioFrame Networks, BroadSoft, Inc. and Gracenote, Inc.  He also currently serves on the board of Scotts Miracle-Gro Company.

Mr. Kelly has been determined by the Board to meet the “independence” standards of the New York Stock Exchange and the Securities and Exchange Commission.

Mr. Kelly will receive compensation consistent with the other non-management Directors of the Company.  Accordingly, on July 25, 2012, Mr. Kelly received a grant of 7,134 shares of restricted Class A common stock of the Company under the Company’s 2011 Incentive Plan, and a cash grant of $112,500, in each case vesting in equal annual installments on the first through third anniversaries of the grant date.  Mr. Kelly was not elected to the Board pursuant to any arrangement or understanding between Mr. Kelly and any other persons, and there are no transactions between the Company and Mr. Kelly or his immediate family members that require disclosure pursuant to Item 404(a) of Regulation S-K.

The Company’s press release announcing Mr. Kelly’s election is attached to this Report as Exhibit 99.1.

Item 9.01.       Financial Statements and Exhibits.

(d)  Exhibits.

99.1                      Press Release issued by Company on July 26, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESTOP CORP.
Date: July 26, 2012	By: /s/ Robert A. Lloyd
Robert A. Lloyd Executive Vice President and Chief Financial Officer